                         CONTACT:  Robert H. Becker
                                   President & CEO
                                   517-374-3588
                             OR:   John W. Abbott
                                   Executive Vice
                                   President & COO
                                   517-483-4871


FOR IMMEDIATE RELEASE -- APRIL 13, 1999
---------------------------------------

              CFSB BANCORP, INC. REPORTS
                FIRST QUARTER EARNINGS

Lansing, Michigan   CFSB Bancorp, Inc., (NASDAQ-NMS: CFSB)
holding company for Community First Bank, announced today net income for the quarter ended March 31, 1999 of $2.5 million or $0.30 per share, compared to the first quarter of 1998 of $2.8 million, or $0.33 per share. Net income for 1999 was negatively impacted by costs of $259,000, or $.03 per share, related to the pending merger.

"Earnings were favorably impacted by continued strong mortgage and consumer loan production and a larger deposit base," commented President and Chief Executive Officer, Robert H. Becker. "The Corporation's strong financial performance reflects an increase in net interest income and growth in fee income, offset by a decrease in gains on sales of the Bank's 30-year fixed-rate mortgage loan production and the impact of merger related costs."

On February 24, 1999, the Corporation entered into a definitive agreement (the Agreement) providing for the merger of CFSB Bancorp, Inc. into Old Kent Financial Corporation. The Agreement calls for an exchange of 0.6222 shares of Old Kent Financial Corporation stock for each share of CFSB Bancorp, Inc. stock. The merger is subject to, among other things, stockholder approval and certain regulatory and governmental approvals and is expected to be completed in the third quarter of 1999. It is intended that the merger will be structured as a "pooling-of-interests" for accounting purposes.

Total assets of CFSB Bancorp at March 31, 1999 were $889 million and stockholders' equity, all tangible, was $71 million compared to total assets of $846 million and stockholders' equity of $65 million at March 31, 1998. Total loans at quarter-end 1999 increased $56 million to $790 million compared to March 31, 1998, and quarter-end 1999 deposits were $580 million, a $4 million increase over a year earlier.

Community First Bank specializes in residential mortgage lending and retail banking services.  With headquarters in Lansing,
Michigan, the Bank serves mid-Michigan from 16 Banking Centers and 2 Loan Production Offices.
                        -MORE-
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          CFSB BANCORP, INC., AND SUBSIDIARY
      SELECTED CONSOLIDATED FINANCIAL INFORMATION
     (Dollars in thousands, except per share data)
                      (unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                     ---------------------
                                                       1999           1998
                                                     -------       -------
SUMMARY OF OPERATIONS:
Interest income                                    $   15,623     $   15,548
Interest expense                                        8,907          9,142
                                                   ----------     ----------
      Net interest income                               6,716          6,406
Provision for loan losses                                 105             98
                                                   ----------     ----------
      Net interest income after provision               6,611          6,308
Noninterest income                                      1,860          1,871
Merger expenses                                           344             --
Noninterest expense, excluding merger expense           4,322          3,990
                                                   ----------     ----------
       Income before federal income tax expense         3,805          4,189
Federal income tax expense                              1,266          1,359
                                                   ----------     ----------
       Net income                                  $    2,539     $    2,830
                                                   ==========     ==========
EARNINGS PER SHARE:*
Basic                                              $     0.31     $     0.34
                                                   ==========     ==========
Diluted                                            $     0.30     $     0.33
                                                   ==========     ==========
OTHER INFORMATION:*
Return on average assets                                 1.16%          1.35%
Return on average equity                                14.60%         17.15%
Net interest margin                                      3.11%          3.06%
Dividends declared per share                       $     0.13     $     0.12
Book value per share at end of period              $     8.46     $     7.95
Common shares outstanding at end of period          8,437,346      8,220,049

                                                                 At
                                         At March 31,        December 31,
                                     1999            1998       1998
                                     ----            ----      ------
FINANCIAL CONDITION:
Total assets                         $889,071        $846,142   $880,347
Loans receivable, net                 785,033         723,274    779,828
Loans held for sale                     4,891          10,641      6,583
Investment securities, net             22,063          16,073     22,019
Mortgage-backed securities, net        14,835          19,913     16,007
Deposits                              580,094         576,481    586,707
FHLB advances and securities sold under
    agreements to repurchase          225,030         189,047    213,607
Stockholders' equity                   71,416          65,360     69,277
_____________
* Common shares outstanding and per share amounts have been restated for the 1997 first quarter to reflect a 10% stock dividend declared on May 19, 1998.